Exhibit 10.1

[Zoltek Companies, Inc. Letterhead]

April __, 2013

Re:     Amendment to Non-Qualified Stock Option Agreement

Dear Optionee:

You were granted options to purchase shares of the Common Stock of Zoltek Companies, Inc. (the “Company”) pursuant to the Non-Qualified Stock Option Agreement described below (the “Option Agreement”), under the Zoltek Companies, Inc. 2008 Long-Term Equity Incentive Plan (the “Plan”). Except as otherwise defined, capitalized terms used in this letter shall have the same meanings assigned to them in the Option Agreement or the Plan, as applicable.

The Compensation Committee of the Company’s Board of Directors recently determined that it would be advisable and in the best interests of the Company and its shareholders to provide for accelerated vesting of your unvested Options in the event of a Change of Control of the Company, as provided below. In consideration for your continued employment by the Company and your reconfirmation of your agreement regarding non-disclosure of the Company’s confidential information, the Company agrees with you as follows:

1.     This letter agreement will only become effective if you countersign and return a copy of this letter to the Company in accordance with the instructions below within 15 days of the date of this letter agreement set forth above. If the Company does not receive your countersigned letter agreement by that date, this letter agreement will be of no force or effect.

2.      Assuming you then are employed by the Company or a subsidiary, upon the occurrence of a Change of Control any unvested and unexercised Options outstanding under the Option Agreement (“Outstanding Unexercised Options”) shall vest and become exercisable or payable as follows:

(a)     In the event that the Company shall consummate a Change of Control and appropriate provision is not made for the assumption or substitution of Options by the resulting corporation as provided in Section 12 of the Plan, then any Outstanding Unexercised Options shall immediately vest and be deemed exercised and you shall be entitled to receive:

(i)      On the effective date of the Change of Control, a cash payment in an amount equal to two-thirds of the excess of the fair market value of the Common Stock which is the subject of such Options (as measured by the value of the consideration received in the Change of Control by holders of shares of Common Stock, as determined in good faith by the Company) and the exercise price of the Options (such excess being referred to herein as the “Spread”); and

(ii)      On the earlier of (A) the 90th day following the effective date of the Change of Control or (B) the termination of your employment with the Company and any subsidiary without Cause (as defined below), a cash payment in an amount equal to one-third of the Spread of the Outstanding Unexercised Options. As used in this letter agreement, the term “Cause” means: (i) your failure to perform your duties in your position in a manner consistent with your prior performance of such duties or all applicable regulations and policies of the Company relating to your employment, which failure shall continue for ten days after notice to you of such failure; (ii) your refusal to comply with reasonable requests made of you by your supervisor or the Board of Directors of the Company; or (iii) personal dishonesty involving Company business, or breach of a fiduciary duty to the Company involving personal gain. Notwithstanding any other provision of the Option Agreement, the Plan or this letter agreement to the contrary, you shall not be entitled to any cash payment described in this paragraph 2(a)(ii) if you voluntarily terminate your employment with the Company and its subsidiaries prior the 90th day following the Change of Control.

For avoidance of doubt, all payments pursuant to this paragraph 2(a) shall be net of all withholdings and similar deductions under the Company’s payroll practices then in effect.

(b)     In the event that the Company shall consummate a Change of Control and appropriate provision has been made by the Board of Directors for the assumption or substitution of the Options by the resulting corporation as provided in Section 12 of the Plan, then the Options shall continue following the Change of Control, subject to such terms as conditions as the Company’s Board of Directors or the Compensation Committee shall determine in accordance with the Plan; provided, however, that any Outstanding Unexercised Options shall immediately vest and become exercisable as follows:

(i)      On the effective date of the Change of Control, two-thirds of the Outstanding Unexercised Options shall vest and become immediately exercisable; and

(ii)     On the earlier of (A) the 90th day following the effective date of the Change of Control or (B) the termination of your employment with the Company and any subsidiary without Cause, the remaining one-third of the Outstanding Unexercised Options shall vest and become immediately exercisable. Notwithstanding any other provision of the Option Agreement, the Plan or this letter agreement to the contrary, such Options shall not vest and become immediately exercisable as described in this paragraph 2(b)(ii) if you voluntarily terminate your employment with the Company and its subsidiaries prior the 90th day following the Change of Control.

3.     Except as amended by this letter agreement, the Option Agreement and the Plan remain in full force and effect. Without limiting the generality of the foregoing, the Option Agreement does not confer upon you any right of continued employment and you remain an employee at-will of the Company and/or its subsidiaries.

* * *

Please sign and return a copy of this letter to Andy Whipple at __________________.

Zoltek Companies, Inc.

By:_____________________________

     Name:

     Title:

Optionee Name:

Date of Option Agreement:

Date of Expiration:

Number of Shares Covered by Unvested Options:

Exercise Price:

Agreed to and accepted:

Optionee:

________________________________

Date: _________, 2013